NEWS	FONAR
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces Fiscal 2013 Year End Results

·	Fiscal 2013 net revenues increase 25% over 2012 to $49.1 million
·	Fiscal 2013 net income increases 49% over 2012 to $10.3 million
·	Diluted Net Income Available to Common Shares for the Fiscal year ending June 30, 2013 was $1.34 , which includes a partial reversal of the deferred tax valuation allowance of $2.5 million, or $0.41
·	FONAR records fourteenth straight quarter of positive net income and income from operations
·	FONAR added- to the Russell Microcap Index

MELVILLE, NEW YORK, October 2, 2013 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported its fiscal 2013 results for the year ended June 30, 2013. The Company’s two industry segments are: development, manufacturing and servicing of the UPRIGHT® Multi-Position™ MRI, and management of Stand-Up® MRI (UPRIGHT® MRI) centers. The Company is known as the first Company to invent and manufacture an MRI (Magnetic Resonance) scanner. Leading the list of FONAR’s most recent patented inventions is its technology enabling full weight-bearing MRI imaging for the first time on all the gravity sensitive regions of the human anatomy, e.g. the spine, brain, hip, knee, ankle, foot, shoulder, and pelvis. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal fully weight-bearing UPRIGHT® position.

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 157 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and non ”weight-bearing” only. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

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UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.